As filed with the Securities and Exchange Commission on March 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________

KURA SUSHI USA, INC.

(Exact name of registrant as specified in its charter)

________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	26-3808434 (I.R.S. Employer Identification No.)

17461 Derian Avenue, Suite 200

Irvine, California 92614

(Address of principal executive offices)

________________________________________

Kura Sushi USA, Inc. 2018 Incentive Compensation Plan

(as amended and restated as of January 29, 2021)

(Full title of the plan)

________________________________________

Steven H. Benrubi

Chief Financial Officer, Treasurer and Secretary

Kura Sushi USA, Inc.

17461 Derian Avenue, Suite 200

Irvine, California 92614

(Name and address of agent for service)

(949) 748-1786

(Telephone number, including area code, of agent for service)

________________________________________

Copies to:

Hiroki Suyama, Esq.

Aaron A. Seamon, Esq.

Squire Patton Boggs (US) LLP

555 South Flower Street, 31F

Los Angeles, California 90071

(213) 624-2500

________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐Accelerated filer ☐

Non-accelerated filer   ☒ (Do not check if a smaller reporting company)Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Class A Common Stock, par value $0.001 per share	650,000 (2)	$33.60 (2)	$21,840,000.00 (2)	$2,382.74

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement (“Registration Statement”) also covers an additional indeterminate number of additional shares Class A common stock, par value $0.001 per share (“Common Stock”) of Kura Sushi USA, Inc. (“Registrant”), which may be offered and issued under the plan by reason of any stock dividends, stock splits, recapitalizations or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

The amount to be registered represents shares of Common Stock reserved for future award grants under the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended and restated as of January 29, 2021 (“Plan”). The corresponding proposed maximum offering price per share, estimated solely for the purposes of calculating the registration fee under Rule 457(h) of the Securities Act, is based on the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Global Market on March 15, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 650,000 shares of the Registrant’s Common Stock to be issued pursuant to the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended and restated as of January 29, 2021 (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plan (Registration Statement No. 333-233437) is incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Kura Sushi USA, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, as filed with the Commission on November 18, 2020;
(b)

All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2020, as filed with the Commission on January 11, 2021 and Current Reports on Form 8-K, as filed with the Commission on November 30, 2020 (other than any portion of the filings that is furnished rather than filed pursuant to Item 7.01), December 3, 2020, December 9, 2020 (other than any portion of the filings that is furnished rather than filed pursuant to Item 7.01), January 11, 2021 (other than any portion of the filings that is furnished rather than filed pursuant to Item 2.02 and Item 7.01) and February 1, 2021; and

(c)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 30, 2019, pursuant to Section 12(b) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

(d)

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents, except as to specific sections of such reports and documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Registrant’s amended and restated certificate of incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Registrant will indemnify any and all of its officers and directors. Registrant has entered into indemnification agreements with its officers and directors. These agreements require Registrant to indemnify these individuals to the fullest extent permitted under DGCL against liabilities that may arise by reason of their service, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s amended and restated certificate of incorporation also relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

Registrant has entered into employment agreements with Hajime Uba (in his position as Chairman of the Board, President and Chief Executive Officer of the Registrant) and Steven H. Benrubi (in his position as Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer of the Registrant). Such employment agreements require Registrant to indemnify such officers to the maximum extent permitted under applicable law and the Registrant’s bylaws, and in accordance with such officers’ indemnification agreements. In addition, for the duration of such officers’ employment and for a period of six years thereafter, such employment agreements require Registrant to purchase and maintain, at Registrant’s expense, directors’ and officers’ liability insurance, which provides coverage to such officers on terms that are no less favorable than coverage provided to directors and similarly situated executives of the Registrant.

Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit No.	Description
4.1(1)	Amended and Restated Certificate of Incorporation of Kura Sushi USA, Inc.
4.2(2)	Amended and Restated Bylaws of Kura Sushi USA, Inc.
4.3(3)	Specimen Stock Certificate
4.4(4)	Description of Kura Sushi USA, Inc.’s Capital Stock
4.5	Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended and restated as of January 29, 2021
5.1	Opinion of Squire Patton Boggs (US) LLP
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)
99.1(5)	Form of Restricted Stock Award Notice and Award Agreement
99.2(6)	Form of Incentive Stock Option Agreement
99.3(7)	Form of Nonqualified Stock Option Agreement

________________________________________

(1)	Filed with the Commission on August 5, 2019 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39012) and incorporated herein by reference.
(2)	Filed with the Commission on August 5, 2019 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39012) and incorporated herein by reference.
(3)	Filed with the Commission on July 22, 2019 as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-232551).
(4)	Filed with the Commission on November 18, 2020 as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-39012) and incorporated herein by reference.
(5)	Filed with the Commission on November 30, 2020 as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39012) and incorporated herein by reference.

(6)	Filed with the Commission on November 26, 2019 as Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K (File No. 001-39012) and incorporated herein by reference.
(7)	Filed with the Commission on November 26, 2019 as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File No. 001-39012) and incorporated herein by reference.

Item 9.Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on March 19, 2021.

KURA SUSHI USA, INC.

By:	/s/ Steven H. Benrubi
Steven H. Benrubi
Chief Financial Officer, Treasurer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hajime Uba and Steven H. Benrubi his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hajime Uba	Chairman, President, Chief Executive Officer and Director (principal executive officer)	March 19, 2021
Hajime Uba
/s/ Steven H. Benrubi	Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)	March 19, 2021
Steven H. Benrubi
/s/ Shintaro Asako	Director	March 19, 2021
Shintaro Asako
/s/ Kim Ellis	Director	March 19, 2021
Kim Ellis
/s/ Seitaro Ishii	Director	March 19, 2021
Seitaro Ishii
/s/ Hiroyuki Okamoto	Director	March 19, 2021
Hiroyuki Okamoto